Pawnbroker.com, Inc.
                              85 Keystone, Suite F
                               Reno, Nevada 89503


                                                                October 29, 1999



VIA FACSIMILE and EDGAR
(202) 942-9635

Securities and Exchange Commission
The Judiciary Plaza
450 Fifth Street, N.W.
Washington D.C.  20549

Attention:        Filing Desk
                  David Leeb

         Re:      Pawnbroker.com, Inc.
                  Registration Statement on Form 10
                  Filed on September 1, 1999
                  SEC File No. 0-27215
                  Withdrawal Request

Ladies and Gentlemen:

     Pawnbroker.com,   Inc.  hereby  requests  withdrawal  of  its  Registration
Statement on the Form 10 referenced above.



                                   Very truly yours,

                                   Pawnbroker.com, Inc.



                                   By /s/ Joseph Schlader
                                      ------------------------------------------
                                      Joseph Schlader
                                      President


cc:  Kenneth G. Sam
     Dorsey & Whitney LLP